May 22, 2013

John Doe
123 Main Street
Walnut Creek, CA 10000

Dear Owens Realty Mortgage, Inc. Stockholder:

May 19, 2013 was the last day that Owens Mortgage Investment Fund (“OMIF”) operated as a limited partnership.  On May 20, 2013 we were merged with and into Owens Realty Mortgage, Inc. (the “Company”).  The Company, the new entity, is expected to be a publicly traded real estate investment trust listed for trading on the NYSE MKT under the symbol ORM.

Looking back through some of my old files I see that we made the application to the State of California for the first fund in February of 1982.  It took over a year to get that first $10,000,000 fund approved to be offered to investors in March of 1983.  That fund eventually grew into OMIF, which has now been merged with and into the Company.  Thirty years is a long time to be doing anything.  Many people have had a hand in making the Company what it is today, not the least of who are the loyal investors.

There are a few things that we want to alert you to resulting from the closing of the merger transaction and the anticipated listing on the NYSE MKT.

1.
When the stock begins trading, the price of the stock may fluctuate on a regular basis.  However, we expect that the assets of the Company will remain relatively stable.  We suggest that you pay attention to the financial fundamentals of the Company, including the Company’s balance sheet.  On page 4 of OMIF’s most recent Quarterly Report on Form 10-Q, the OMIF Consolidated Balance Sheet provides that “Total Owens Mortgage Investment Fund partners’ capital” was $181,567,303 as of March 31, 2013.  We refer to “Total Owens Mortgage Investment Fund partners’ capital” as the “book value” of OMIF.  Following the first three fiscal quarters of each year the Company will also be required to file a similar Quarterly Report on Form 10-Q and following the fourth fiscal quarter of each year the Company will be required to file an Annual Report on Form 10-K.  Each of these reports will include a Consolidated Balance Sheet of the Company including the “Total Stockholders’ Equity” of the Company, which we refer to as the “book value” of the Company.  We believe that over the long-term, the “book value” of the Company will be an important metric in determining the financial strength of the Company.  In addition, we believe that in some circumstances the book value of the Company may not reflect the full fair market value of the Company’s real estate assets.

2.
We will no longer be sending to you monthly statements of your account.  We recommend that you open an account with a brokerage firm to receive statements on a regular basis.  Initially your stock will be held by Computershare.  We further recommend that you have your shares transferred to the “street name” of your brokerage firm.  This will facilitate tracking of your account and trading of any shares you own.

3.
After the tax year 2013, you will no longer receive a K-1 from OMIF, because OMIF no longer exists and the Company is a corporation (not a limited partnership required to distribute K-1s).  As a result, you will receive a 1099 with regard to distributions or dividends by the Company.  If you transfer your stock to a brokerage firm, they generally will send you a year end statement summarizing the activity in your account, including the relevant tax forms. We should note that we cannot provide you with personal tax advice and you should check with your own tax advisers regarding your personal tax circumstances.

4.	You will no longer receive correspondence from OMIF, Owens Financial Group or the Company of a general nature. All of the Company’s communication to the stockholders will be of a public nature.

5.
You will continue to be welcome to call the Company any time and ask questions or get information, but we will need to limit the information we provide to the information that is publicly available to all stockholders.  However, we may be able to answer your questions about the merger and your account.

Since this is the last letter that we will be writing to you in your capacity as limited partners of OMIF, we want to thank you for a lifetime of wonderful support.  We are grateful to have had the opportunity to earn your trust and confidence through all these years.  We hope that you choose to stay with us as stockholders of the Company.  There is still work to be done and we are committed to serving you in the future.

Thank you,

William C. Owens
Chief Executive Officer and President of
Owens Realty Mortgage, Inc.